Exhibit 99.2

ELECTRAMECCANICA VEHICLES CORP.

(the “Corporation”)

Audit Committee Charter

Purpose and Policy

The purpose of the Corporation’s Audit Committee (the “Audit Committee”) shall be to assist the Board of Directors of the Corporation (the “Board of Directors”) in fulfilling its oversight responsibilities with respect to (i) the corporate accounting and financial reporting processes as well as the quality and integrity of the financial statements of the Corporation, (ii) the independent registered public accounting firm’s (the “independent auditor”) qualifications and independence, (iii) the performance of the Corporation’s internal financial controls and audit function and the performance of the independent auditor and (iv) the compliance by the Corporation with legal and regulatory requirements and ethical compliance programs as established by management and the Board of Directors.

The policy of the Audit Committee, in discharging these obligations, shall be to maintain and foster an open avenue of communication among the Audit Committee, the independent auditor and the Corporation’s financial management.

Committee Membership

The Audit Committee shall consist of at least three members of the Board of Directors (the “Members”).  All of the Members of the Audit Committee shall meet the applicable independence and experience requirements of the Securities and Exchange Commission (the “SEC”) and applicable laws, including the Sarbanes-Oxley Act of 2002, rules and regulations promulgated by the SEC, the “independence” requirements of Rule 5605(a)(2) of the Nasdaq Listing Rules (the “Listing Rules”) and the independence standards set forth under Rule 10A-3(b)(1) under the United States Exchange Act of 1934, as amended (the “Exchange Act”) (subject to the exemptions provided in Rule 10A-3(c) under the Exchange Act, except to the extent that the Listing Rules permit a director who is not independent pursuant to such rules to be a member of the Audit Committee for exceptional and limited circumstances pursuant to Listing Rule 5605(a)(2)(B).

The Members and Chairperson of the Audit Committee shall be appointed and may be removed by the Board of Directors.

Each Member of the Audit Committee shall be able to read and understand fundamental financial statements, including the Corporation’s balance sheet, income statement, and cash flow statement.  At least one of the Members of the Audit Committee shall be a “financial expert” pursuant to the requirements of Item 407(d)(5)(ii) and (iii) of Regulation S-K under the Exchange Act and “financially sophisticated” pursuant to the requirements of Listing Rule 5605(c)(2)(A), including being or having been a chief executive, chief financial officer or other senior officer with financial oversight responsibilities.

Each Member must not have participated in the preparation of the financial statements of the Corporation or any current subsidiary of the Corporation at any time during the past three years.

Meetings and Participation

The Audit Committee shall meet at least once per quarter, or more frequently as circumstances dictate.  Any Member of the Audit Committee or the independent auditor may call a meeting of the Audit Committee.  The Corporation’s independent auditor shall be provided notice of all meetings of the Audit Committee and be entitled to attend and be heard thereat.

Meeting agendas will be prepared and provided in advance to Members, along with appropriate briefing materials.  The agenda will be set by the Audit Committee Chair in consultation with other Members of the Audit Committee, the Board of Directors and senior management of the Corporation.

No business may be transacted by the Audit Committee except at a meeting of its Members at which a quorum of the Audit Committee is present.  A quorum for meetings of the Audit Committee is a majority of its Members.

The Audit Committee shall keep minutes of its meetings in which shall be recorded all action taken by it, which minutes shall be approved by Audit Committee Members and available as soon as possible to the Board of Directors.

External Advisors and Authority

The Audit Committee has the authority to engage independent counsel and other advisors as it determines necessary to carry out its duties and to set and pay the compensation for any advisors employed by the Audit Committee at the cost of the Corporation without obtaining approval of the Board of Directors, based on its sole judgment and discretion.  The Audit Committee has the authority to communicate directly with the internal and external auditors of the Corporation.

Funding

The Corporation shall provide appropriate funding, as determined by the Audit Committee, for payment of (i) compensation to the Corporation’s independent auditor as well as any other accounting firm engaged to perform audit, review or attest services for the Corporation, (ii) any independent counsel or other adviser retained by the Audit Committee and (iii) ordinary administrative expenses of the Audit Committee that are necessary or appropriate in carrying out its duties.  The Audit Committee shall promptly report to the Board of Directors its engagement of any advisor, including the scope and terms of such engagement.

Duties, Powers, and Responsibilities

The Audit Committee shall oversee the Corporation’s financial reporting process on behalf of the Board of Directors, and shall have direct responsibility for the appointment, compensation, retention and oversight of the work of the independent auditor and any other registered public accounting firm engaged for the purpose of performing other review or attest services for the Corporation.  The independent auditor and each such other registered public accounting firm shall report directly and be accountable to the Audit Committee.  The Audit Committee’s functions and procedures should remain flexible to address most effectively changing circumstances.

To implement the Audit Committee’s purpose and policy, the Audit Committee is hereby delegated the following duties and powers, without limiting these duties and powers, the Audit Committee shall:

Financial Reporting

1.	Meet as often as it determines, but not less frequently than as required by the SEC, the Listing Rules or other applicable rule or regulation.
2.

Be directly responsible for the appointment, compensation, retention and oversight of the work of the Corporation’s independent auditor and the independent auditor shall report directly to the Audit Committee.

3.

Ensure receipt of an annual formal written statement from the Corporation’s independent auditor delineating all relationships between the independent auditor and the Corporation and discuss with the independent auditor any such relationships that may impact the objectivity and independence of the independent auditor; and take appropriate action to oversee the independence of the independent auditor.

4.	Review external and internal audit reports of the Corporation.
5.

Consult with the independent auditor, senior management, the internal auditing staff of the Corporation and such other advisers as the Audit Committee may deem necessary regarding their evaluation of the adequacy of the Corporation’s “internal controls over financial reporting” and “disclosure controls and procedures” (as such terms are defined by the rules and regulations promulgated by the SEC), and make specific recommendations to the Board of Directors in connection therewith.

6.

Review recommendations made by the independent auditor and the internal auditing staff of the Corporation, report to the Board of Directors with respect thereto and with respect to external and internal audit reports of the Corporation, and take any necessary actions in connection therewith.

7.	Obtain and review annually, prior to the filing of the Corporation’s Annual Report on Form 10-K, a report from the independent auditor describing (i) all critical accounting policies and practices used or to be used in the annual audit of the Corporation’s year-end financial statements (the “Annual Audit”), (ii) all alternative treatments within generally accepted accounting principles for policies and practices related to material items that have been discussed with management, including ramifications of the use of such alternative disclosures and treatments, and the treatment preferred by the independent auditor, and (iii) other material written communications between the independent auditor and management, such as any management letter or schedule of unadjusted differences, and discuss with the independent auditors any material issues raised in such report.

8.

Review and discuss with the independent auditor and management the Corporation’s annual audited financial statements (including the MD&A) and recommend to the Board of Directors the inclusion of the Corporation’s audited financial statements in its Form 10-K.

9.

Review and discuss with the independent auditor and management the Corporation’s quarterly unaudited financial statements prior to the publication of the Corporation’s earnings release and prior to the inclusion of such financial statements (including the MD&A) in the Corporation’s Form 10-Q.

10.

Prior to the filing of each Form 10-Q and Form 10-K, be available to discuss with the independent auditor the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (including any successor rule adopted by the PCAOB), and other matters that should be communicated to the Audit Committee under the professional standards of the American Institute of Certified Public Accountants.

11.

Be responsible for the review and oversight of all related-party transactions, as such term is defined by the Listing Rules which refers to transactions required to be disclosed pursuant to Item 404 of Regulation S-K under the Exchange Act.

12.

Establish procedures for (i) the receipt, retention and treatment of complaints received by the Corporation regarding accounting, internal accounting controls, or auditing matters and (ii) the confidential, anonymous submission by employees of the Corporation of concerns regarding questionable accounting or auditing matters, and review periodically with management these procedures and, if appropriate, any significant complaints received, to the extent required by the Exchange Act, the rules of the SEC promulgated thereunder, or the Listing Rules.

13.	Prepare a report to shareholders as required by the SEC’s rules and regulations and the Listing Rules.
14.	Review legal and regulatory matters that may have a material impact on the financial statements.
15.	Understand how management develops interim financial information and the nature and extent of external audit involvement.

16.

In review of the annual and quarterly financial statements, discuss the quality of the Corporation’s accounting principles, the reasonableness of significant judgments and the clarity of the disclosures in the financial statements.

17.	Review and approve any earnings guidance to be provided by the Corporation.

Internal and Disclosure Controls

18.	Consider the effectiveness of the Corporation’s internal controls over financial reporting and related information technology security and control.
19.	Review and approve corporate signing authorities and modifications thereto.
20.	Review with the independent auditor any issues or concerns related to any internal control systems in the process of the audit.
21.

Review the plan and scope of the Annual Audit with respect to planned reliance and testing of controls and major points contained in the independent auditor’s management letter resulting from control evaluation and testing.

22.

Establish and maintain complaint procedures regarding accounting, internal accounting controls or auditing matters and the confidential anonymous submission by employees of concerns regarding questionable accounting or auditing matters.  Such procedures are appended hereto as Appendix A.

23.

Review with management, external independent accountants and legal counsel any material litigation claims or other contingencies, including tax assessments, and adequacy of financial provisions, that could materially affect financial reporting.

24.

Review with the Corporation’s Chief Executive Officer and the Chief Financial Officer the Corporation’s disclosure controls and procedures, including any significant deficiencies in, or material non-compliance with, such controls and procedures.

External Audit

25.

Oversee the work of the independent auditor engaged for the purpose of preparing or issuing an auditor’s report or performing such other audit, review or attest services for the Corporation, including the resolution of disagreements between management and the independent auditor regarding financial reporting.

26.

Be responsible for the pre-approval of all audit services and permissible non-audit services to be provided to the Corporation by the independent auditor, subject to any exceptions provided in the Exchange Act and the rules of the SEC promulgated thereunder.

27.	Annually review the independence of the independent auditor by receiving a report from the independent auditor detailing all relationships between them and the Corporation.

28.

Discuss with the independent auditor the results of the audit, any changes in accounting policies or practices and their impact on the financials, as well as any items that might significantly impact financial results.

29.

Receive a report from the independent auditor on critical accounting policies and practices to be used, all alternative treatments of financial information within U.S. GAAP that have been discussed with management, including the ramifications of the use of such alternative treatments, and the treatment preferred by the independent auditor.

30.

Receive an annual report from the independent auditor describing the audit firm’s internal quality-control procedures, and material issues raised by the most recent internal quality-control review, or peer review, of the firm, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more audits carried out the firm, and any steps taken to deal with any such issues.

31.

Assure the regular rotation of the lead audit partner and the concurring partner every five years (with a five year time-out period after rotation), and the regular rotation of other audit partners engaged in the annual audit every seven years (with a two year time-out period after rotation), or as otherwise required by law or the Listing Rules.

32.	Evaluate the performance of the independent auditor and the lead partner annually.
33.

Recommend to the Board of Directors (i) the independent auditor to be nominated for the purpose of preparing or issuing an auditor’s report or performing other audit, review or attest services for the Corporation and (ii) the compensation of the independent auditor.

34.	Separately meet with the independent auditor, apart from management, at least once a year.

Non-Audit Services

35.	Pre-approve all non-audit services to be provided to the Corporation or its subsidiary entities by the independent auditor. Pre-approval may be granted by any one Member of the Audit Committee.

Risk Management

36.	Review and monitor the processes in place to identify and manage the principal risks that could impact the financial reporting of the Corporation.
37.	Ensure that directors’ and officers’ liability insurance is in place.
38.	Review and approve corporate investment policies.
39.	Assess, as part of its internal controls responsibility, the effectiveness of the over-all process for identifying principal business risks and report thereon to the Board of Directors.

Other Responsibilities and Matters

40.	Report through its Chairperson to the Board of Directors following meetings of the Audit Committee.
41.	Review annually the adequacy of this Charter and confirm that all responsibilities have been carried out.
42.	Evaluate the Audit Committee’s and individual Member’s performance on a regular basis and report annually to the Board of Directors of Directors the result of its annual self-assessment.
43.

Review and approve the Corporation’s hiring policies regarding partners, employees and former partners and employees of the present and former external independent public accountants of the Corporation.

44.	Discuss the Corporation’s compliance with tax and financial reporting laws and regulation, if and when issues arise.
45.	Review periodically the Corporation’s Code of Business Conduct and Ethics and the Corporation’s program to monitor compliance therewith.
46.	Review and reassess the adequacy of this Charter on an annual basis in accordance with applicable SEC and Listing Rule audit committee requirements.
47.	Review and evaluate at least annually its own performance and effectiveness.
48.

Be satisfied as to the adequacy of procedures in place for the review of the Corporation’s public disclosure of financial information extracted or derived from annual or quarterly financial statements and periodically assess the adequacy of such procedures.

49.	Perform such other duties as the Board of Directors shall from time to time assign to the Audit Committee.

Investigating and Studies

The Audit Committee may conduct or authorize investigations into or studies of matters within the Audit Committee’s scope of responsibilities as described above, and shall have the authority to retain, at the expense of the Corporation, independent counsel or other consultants necessary to assist in any such investigation or study.

Limitations

While the Audit Committee has the functions set forth in this Charter, it is not the duty of the Audit Committee to plan or conduct audits or to determine that the Corporation’s financial statements are complete and accurate or are in accordance with generally accepted accounting principles.  The

Corporation’s management is principally responsible for Corporation accounting policies, the preparation of the financial statements and ensuring that the financial statements are prepared in accordance with generally accepted accounting principles.  The Corporation’s independent auditor is responsible for auditing the Corporation’s financial statements.

Appendix A

To Audit Committee Charter

Procedures for the Submission of Complaints or Concerns

Regarding Accounting, Internal Accounting Controls or Auditing Matters

1.	The Corporation shall forward to the Audit Committee of the Board of Directors any complaints that it has received regarding accounting, internal accounting controls or auditing matters.
2.	Any employee of the Corporation may submit, on a confidential, anonymous basis if the employee so desires, any concerns by sending such concerns in writing and forwarding them in a sealed envelope to:

Attention: Chair of the Audit Committee

ElectraMeccanica Vehicles Corp.

8127 East Ray Road, Mesa, Arizona, U.S.A., 85212

The envelope is to be clearly marked, “To be opened by the Audit Committee only.”

Any such envelopes shall be forwarded promptly to the Chair of the Audit Committee.

3.

Contact information including a phone number and e-mail address shall be published for the Chairperson of the Audit Committee on the Corporation’s website for those people wishing to contact the Chairperson directly.

4.

At each of its meetings following the receipt of any information pursuant to this Appendix, the Audit Committee shall review and consider any such complaints or concerns and take any action that it deems appropriate in the circumstances.

5.

The Audit Committee shall retain any such complaints or concerns along with the material gathered to support its actions for a period of no less than seven years.  Such records will be held on behalf of the Audit Committee by the Audit Committee Secretary.

6.	This Appendix A shall appear on the Corporation’s website as part of this Charter.